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                                 EXHIBIT 23.1

                       CONSENT OF DELOITTE & TOUCHE, LLP

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 33-71798 of Dura Pharmaceuticals, Inc. on Form S-3 of (i) our report dated January 29, 1996 (April 26, 1996 as to the reclassifications described in Note 2), appearing in the Annual Report on Form 10-K of Dura Pharmaceuticals, Inc. for the year ended December 31, 1995, as amended; and (ii) our report dated February 10, 1995 (March 8, 1995 as to Note 3) relating to the financial statements of Dura Delivery Systems, Inc.
(a development stage enterprise) appearing in the Current Report on Form 8-K of Dura Pharmaceuticals, Inc. filed on January 9, 1996, as amended.

We also consent to the reference to us under the heading "Experts" in the Prospectus which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

San Diego, California
November 22, 1996